Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2013 RESULTS

McKinney, TX, October 23, 2013—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2013, net income was $1.43 per share, compared with $1.36 per share for the year-ago quarter. Net operating income for the quarter was $1.43 per share, compared with $1.29 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	Net operating income per share increased 11% over the year-ago quarter.

•	ROE (excluding net unrealized gains on fixed maturities) for the nine months ended September 30, 2013 was 15.6%.

•	Direct Response net life sales were up 6% compared to the year-ago quarter.

•	Torchmark qualified to receive new Part D auto-enrollees in 15 regions in 2014, an increase of 8 regions over 2013.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended Sept. 30,		% Chg.	Quarter Ended Sept. 30,		% Chg.
	2013	2012		2013	2012
Insurance underwriting income*	$1.64	$1.43	15	$151.8	$138.0	10
Excess investment income*	0.58	0.57	2	53.6	54.7	(2)
Parent company expense	(0.02)	(0.02)		(1.8)	(2.0)
Income tax	(0.72)	(0.65)	11	(66.7)	(62.4)	7
Stock option expense, net of tax	(0.05)	(0.04)		(4.2)	(3.5)

Net operating income	$1.43	$1.29	11	$132.7	$124.8	6

Reconciling items, net of tax:
Realized gains on investments	0.03	0.05		2.9	4.7
Medicare Part D adjustment	0.02	0.02		1.6	1.6
Family Heritage Acquisition	0.01	0.00		0.5	(0.4)
Legal Settlement	(0.06)	0.00		(5.6)	0.0

Net income	$1.43	$1.36		$132.1	$130.7

Weighted average diluted shares outstanding (000)	92,673	96,342

*See	definitions in the following sections and in the Torchmark 2012 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at Sept. 30,		at Sept. 30,		at Sept. 30,
	2013	2012	2013	2012	2013	2012

Net income as a ROE*** (year to date)	—	—			12.6%	12.6%
Net operating income as a ROE (year to date)	15.6%	15.6%			—	—

Shareholders’ equity	$3,467	$3,303	$310	$1,006	$3,777	$4,309
Book value per share	$37.60	$34.39	$3.37	$10.47	$40.97	$44.86

**	Accounting guidance (ASC-820, which includes guidance formerly set forth in FAS 115) requires a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost.
***	ROE is calculated using average equity for the measurement period.

INSURANCE OPERATIONS – comparing the third quarter 2013 with third quarter 2012:

Life insurance accounted for 71% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 24% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 5% of insurance underwriting margin and 10% of total premium revenue.

Net sales of life insurance decreased 4%, while health sales, excluding Medicare Part D, increased 54% due to the addition of Family Heritage.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Sept. 30, 2013	Quarter Ended Sept. 30, 2012	% Chg.

Life insurance	$470.9	$453.7	4
Health insurance – excluding Medicare Part D	209.2	169.5	23
Health – Medicare Part D	77.0	81.6	(6)
Annuity	0.1	0.2

Total	$757.2	$705.0	7

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2013	% of Premium	Quarter Ended Sept. 30, 2012	% of Premium	% Chg.
Insurance underwriting margins:
Life	$139.0	30	$130.3	29	7
Health	47.0	22	39.4	23	19
Health – Medicare Part D	9.1	12	7.3	9	25
Annuity	1.0		0.9

	196.1		177.9
Other income	0.7		0.6
Administrative expenses	(45.0)		(40.5)

Insurance underwriting income	$151.8		$138.0
Per share	$1.64		$1.43

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($68 million), on premium revenue of $201 million. Life premiums of $181 million were up 8% and life insurance underwriting margin of $59 million was up 4%. As a percentage of life premiums, life underwriting margin was 33%, down from 34% and the highest of the major life distribution channels at Torchmark. Producing agents fell to 5,449, flat compared to a year ago, but down 2% during the quarter. Net life sales were $37 million, down 10%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($44 million), on premium revenue of $177 million. Life premiums of $164 million were up 4% and the life underwriting margin was $42 million, up 13%. As a percentage of life premiums, life underwriting margin was 25%, up from 23%. Net life sales were $33 million, up 6%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($32 million), on premium revenue of $127 million. Life premiums of $69 million were down 2% and life underwriting margin of $19 million was up 3%. As a percentage of life premiums, life underwriting margin was 28%, up from 27%. Net life sales for the LNL Agency were $8 million, down 9% from a year ago.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($12 million), on health premium of $58 million. Health underwriting margin as a percentage of health premium was 21%, same as a year ago. Net health sales were $4 million, down 6%.

LNL Agency producing agent count was 1,320, down 6% from a year ago, but up 3% during the quarter.

Family Heritage Agency was acquired by Torchmark on November 1, 2012. FHL contributed health underwriting margin of $9 million on health premiums of $48 million, and health underwriting margin as a percentage of health premiums was 19%. Net health sales were $11 million. Producing agents fell during the quarter to 717 from 744.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($14 million), on health premium of $70 million. Health underwriting margin as a percentage of premium was 20%, same as the year-ago quarter. Net health sales were $6 million, down 21%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Third quarter premium revenue was $77 million, down 6%. Underwriting margin for third quarter 2013 was $9 million, up 25%. Net sales were $9 million, down 58%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $45 million, up 11% from the year-ago quarter primarily due to the addition of Family Heritage and increased pension costs. The ratio of administrative expenses to premiums was 5.9%, slightly higher than the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2013 with the third quarter 2012:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest related to net policy liabilities and interest on debt.

	Quarter Ended Sept. 30, (dollars in millions, except per share data)
	2013	2012	% Chg.

Net investment income	$182.8	$175.0	4

Required interest:
Interest on net policy liabilities	(109.5)	(100.6)	9
Interest on debt	(19.7)	(19.8)	(1)

Total required interest	(129.2)	(120.3)	7

Excess investment income	$53.6	$54.7	(2)
Per share	$0.58	$0.57	2

Net investment income was up 4%, while average invested assets increased 10%. Net investment income didn’t increase as much as the average invested assets due primarily to lower new money yields, calls of bank hybrid fixed maturities since the second quarter of 2012, and the addition of the lower-yielding Family Heritage portfolio. Required interest on net policy liabilities increased 9%, while the average liabilities increased 11%. The weighted average discount rate for the net policy liabilities declined to 5.6% from 5.7% a year ago.

Investment Portfolio

The composition of the investment portfolio at September 30, 2013 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$12,267	95
Equities	1	0
Policy loans	442	3
Other long-term investments	14	0
Short-term investments	136	1

Total	$12,861	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities
	(dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$9,507	$375	$9,882
Redeemable preferred stock:
U.S.	299	144	443
Foreign	80		80
Municipal	1,278		1,278
Government-sponsored enterprises	354		354
Government and agencies	123		123
Collateralized debt obligations		68	68
Residential mortgage-backed securities	8		8
Other asset-backed securities	32		32

Total	$11,681	$586	$12,267

The market value of Torchmark’s fixed maturity portfolio was $12.8 billion; $489 million higher than amortized cost of $12.3 billion. The $489 million of net unrealized gains fell from $652 million at June 30, 2013 due to increases in market interest rates. Net unrealized gains were comprised of gross unrealized gains of $865 million and gross unrealized losses of $376 million.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 5.91% during the third quarter of 2013, compared to 6.33% in the year-ago quarter, reflecting the effect of calls of bank hybrid fixed maturities since the second quarter of 2012, lower new money yields, and the addition of the lower-yielding Family Heritage portfolio.

Acquisitions of fixed maturity investments during the quarter totaled $133 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended Sept. 30,
	2013	2012

Average annual effective yield	5.2%	4.4%
Average rating	A	BBB+
Average life (in years) to:
First call	26.9	19.0
Maturity	29.7	22.7

Realized Capital Gains on Investments – during the quarter ended September 30, 2013:

Torchmark had a net realized capital gain of $4.5 million ($2.9 million after tax) resulting primarily from dispositions of fixed maturities. Year-to-date, the Company has had net capital gains of $6.5 million.

SHARE REPURCHASE – during the quarter ended September 30, 2013:

During the quarter, the Company repurchased 1.2 million shares of Torchmark Corporation common stock at a total cost of $85.1 million at an average price per share of $70.45. For the nine months ended September 30, 2013, the Company repurchased 4.2 million shares at the average share price of $62.44.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $117 million of liquid assets at September 30, 2013.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share will be in a range of $5.68 to $5.72 for the year ending December 31, 2013, and from $6.00 to $6.40 for the year ending December 31, 2014.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2012, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2013 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, Oct. 24, 2013. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com